UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Dorman Products, Inc.

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Notice of Annual Meeting of Shareholders
May 22, 2008

Dear Shareholder:

The Annual Meeting of Shareholders of Dorman Products, Inc. (the terms “we”, “our”, “us”, and the “Company” refer to Dorman Products, Inc.), a Pennsylvania corporation, has been called and will be held at the law offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103 on Thursday, May 22, 2008 at 8:30 a.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

•	Election of six directors, each to serve for a term of one year to expire at the next annual meeting of shareholders and until his successor has been selected and qualified.

•	Any other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on Friday, March 28, 2008, as the record date for determining the Shareholders of the Company entitled to notice of and to vote at such meeting and any adjournment thereof.  If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

Whether or not you intend to be present at the Annual Meeting, please date, sign and mail the proxy card in the envelope provided.  You are cordially invited to attend the Annual Meeting and your proxy will not be used if you are present and vote in person.

By Order of the Board of Directors

/s/ Thomas J. Knoblauch
THOMAS J. KNOBLAUCH
Vice President, General Counsel and
Assistant Secretary
Colmar, Pennsylvania
April 11, 2008

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND PROMPTLY RETURNED.

Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania  18915

Proxy Statement

This Proxy Statement and accompanying proxy card are for the solicitation of proxies by the Board of Directors (the “Board”) of Dorman Products, Inc., a Pennsylvania corporation (the terms “we”, “our”, “us”, and the “Company” refer to Dorman Products, Inc.), for our use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 22, 2008 at 8:30 a.m., Eastern Daylight Savings Time, and any adjournments of the Annual Meeting.  The Annual Meeting will be held at the law offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103.  This Proxy Statement is being posted to the Internet at http://www.stocktrans.com/eproxy/dorman2008 and Notice of Internet Availability was mailed to our shareholders on or about April 11, 2008.

At the Annual Meeting, the holders of record on Friday, March 28, 2008 (the “Shareholders”) of our Common Stock, par value $.01 (the “Common Stock”), will act upon the following matters:

I.	Election of six directors, each to serve for a term of one year to expire at the next annual meeting of shareholders and until his successor has been selected and qualified.

II.	Any other business as may properly come before the Annual Meeting.

You may vote by mail, telephone, or on-line.  All proxy cards which are validly completed, signed and mailed to us prior to the Annual Meeting will be voted in the manner designated.  Proxies may be revoked at any time prior to being voted at the Annual Meeting by written notice to our Corporate Secretary or by attending the Annual Meeting and voting in person.  If no instructions are given, the persons named in the proxy solicited by the Board intend to vote in favor of the election of the nominees named herein.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote on these matters in accordance with their best judgment.

The Board has fixed the close of business on Friday, March 28, 2008 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice and to vote at the Annual Meeting and any adjournments of the Annual Meeting.  As of the close of business on the Record Date, there were 17,705,927 shares of Common Stock, issued and outstanding, each of which is entitled to one vote.  All share information set forth in this Proxy Statement has been adjusted to reflect our two-for-one stock split in March 2005.

The election of directors will be determined by a plurality vote and the six nominees receiving the most “for” votes will be elected.  An abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an “against” vote and will not be counted in determining whether any nominee has received the required shareholder vote.

Proposal I – Election of Directors

Our Amended and Restated By-Laws provide that our business shall be managed by or under the direction of a Board of Directors of not less than two nor more than seven directors, which number shall be fixed from time to time by the Board of Directors.  The Board of Directors has fixed the number of directors at six.  The Board of Directors has determined that four of the members of the Board are independent as defined in the applicable listing standards of the NASDAQ Stock Market.  Each of the six directors shall be elected at the Annual Meeting of Shareholders for a term that expires at the next annual shareholder’s meeting.  Each director shall hold office for the term for which he was elected and until his successor is selected and qualified.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the six nominees named below to constitute the entire Board of Directors.

Our Compensation and Nominating Committee is responsible for recommending qualified candidates to the Board that the Board proposes for election by the Shareholders.  All of the nominees are current directors of the Company and are nominated by the independent members of the Board of Directors.  All nominees were recommended to the Board by the Compensation and Nominating Committee.  Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxy holders named in the enclosed proxy card may vote for a substitute nominee in their discretion.

The following table sets forth certain information, as of the Record Date, as to each nominee for the office of director:

Name	Age	Position	Director Since
Richard N. Berman	51	Chairman of the Board of Directors, and Chief Executive Officer	1978
Steven L. Berman	48	President, Secretary-Treasurer, and Director	1978
George L. Bernstein	76	Director	1991
John F. Creamer, Jr.	77	Director	1995
Paul R. Lederer	68	Director	1998
Edgar W. Levin	75	Director	1991

The following information about our directors is based, in part, upon information supplied by such persons.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Richard N. Berman has been Chairman of the Board of Directors and Chief Executive Officer of the Company since October 24, 2007.  Prior to that date, he served as Chairman of the Board of Directors, President and Chief Executive Officer since the Company’s inception in October 1978.

Steven L. Berman has been President, Secretary-Treasurer and a director of the Company since October 24, 2007.  Prior to that date he served as Executive Vice President, Secretary-Treasurer and a director of the Company since its inception.

George L. Bernstein has served as a director since 1991.  Mr Bernstein has been President of GLB Consulting, a management consulting firm located in Philadelphia, PA, since 2002.  He was Chief Financial Officer of Howard Fischer Associates International, Inc., an executive search firm, from 1994 to 2002.  Previously he was Chief Operating Officer of Dilworth, Paxson, Kalish & Kauffman, a law firm in Philadelphia, Pennsylvania that he joined in 1991.

John F. Creamer, Jr. has served as a director since 1995.  Mr. Creamer is currently President of Distribution Marketing Services, Inc., a marketing consulting firm for the automotive aftermarket located in Phoenix, Arizona.  He is a former director and former vice chairman of the Board of Directors of Echlin Corporation, an automotive parts company, and past president of the Automotive Warehouse Distributors Association (AWDA).

Paul R. Lederer has served as a director since 1998.  Mr. Lederer is past Executive Vice President of Federal-Mogul Corporation, a global manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles.  Prior to joining Federal-Mogul, Mr. Lederer was President and Chief Operating Officer of Fel-Pro Incorporated, a private manufacturer of gaskets and related products for the internal combustion engine, which was acquired by Federal-Mogul in 1998.  Before joining Fel-Pro, he was a consultant to several automotive parts companies.  Mr. Lederer is currently a director of O’Reilly Automotive, an automotive parts retailer, Proliance International, Inc., an automotive parts company, and Maximus, Inc., a provider of program management and consultative services to state and local governments.

Edgar W. Levin has served as a director since 1991.  Mr. Levin has been President of Ed Levin Associates, a management consulting firm, located in Avon Connecticut, since 1988.  Prior thereto, from 1984 to 1988, he was Senior Vice President of Paramount Communications, Inc. (Gulf & Western, Inc.), a media and entertainment company.

None of the above nominees, except for Richard and Steven Berman who are brothers, are related to any other nominee or to any executive officer of the Company.

Committees of the Board of Directors

The Board has three standing committees:  the Executive Committee, the Audit Committee and the Compensation and Nominating Committee.

Executive Committee.  The Executive Committee has general authority over the supervision and direction of the finances and business of the Company and has the power and authority of the Board in the management of the business and affairs of the Company between meetings of the Board.  Currently, Richard N. Berman and Steven L. Berman serve on the Executive Committee.

Audit Committee.  The Audit Committee is responsible for reviewing reports of our financial results, audits and internal controls.  The Audit Committee selects our independent registered public accounting firm, reviews such firm’s procedures for ensuring their independence with respect to the services performed for us and pre-approves the professional services provided by the independent registered public accounting firm.  The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dormanproducts.com.

Currently, George L. Bernstein (Chairman), John F. Creamer, Jr., Paul R. Lederer and Edgar W. Levin serve on the Audit Committee.  Each member of the Audit Committee, in the opinion of the Board of Directors, is independent as defined under the applicable listing standards of the NASDAQ Stock Market.  The Board has determined that Mr. Bernstein qualifies as an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

Compensation and Nominating Committee.  The Compensation and Nominating Committee is responsible for annually reviewing, approving and recommending to the Board of Directors for its approval, the compensation of our Chairman and Chief Executive Officer and all of our other executive officers.  The Compensation and Nominating Committee also approves participation in and all awards, grants and related actions under the Dorman Incentive Stock Plan, the Employee Stock Purchase Plan and the 401(k) Retirement Plan.  The Compensation and Nominating Committee is also responsible for recommending qualified candidates to the Board for election as directors of the Company, and has recommended to the Board the slate of directors that the Board proposes for election by shareholders at the Annual Meeting.  The responsibilities of the Compensation and Nominating Committee are further described in the Compensation and Nominating Committee Charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dormanproducts.com.

Currently, George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer and Edgar W. Levin (Chairman) serve on the Compensation and Nominating Committee.  Each member of the Compensation and Nominating Committee, in the opinion of the Board of Directors, is independent as defined under the applicable listing standards of the NASDAQ Stock Market.

The information on the website listed above and elsewhere in this Proxy Statement is not and should not be considered part of this Proxy Statement and is not incorporated by reference in this document.  This website is and is only intended to be an inactive textual reference.

Director Nomination Process

The Compensation and Nominating Committee is responsible for, among other matters, annually presenting to the Board of Directors a list of individuals recommended for nomination for election as directors at the annual meeting of shareholders.  The Compensation and Nominating Committee assists the Board of Directors in identifying, interviewing and recruiting candidates as necessary for the Board of Directors.  The Compensation and Nominating Committee also has the authority as it deems appropriate to retain a search firm to identify and evaluate director candidates.

Before recommending a director, the Compensation and Nominating Committee reviews his or her qualifications as described below.  In the case of an incumbent director, the Compensation and Nominating Committee also reviews the director’s service to the Company during the past term, including the number of Board and committee meetings attended, quality of participation and whether the candidate continues to meet the qualifications for a director as described below.  After completing this evaluation, the Compensation and Nominating Committee makes a formal recommendation to the full Board of Directors as to election or re-election of the candidate.

Director Candidates Nominated by Shareholders

Under our Amended and Restated By-Laws, shareholders entitled to vote in the election of directors at the meeting at which directors are to be elected may nominate one or more persons for election as a director by personally delivering or mailing a letter addressed to our President at 3400 East Walnut Street, Colmar, Pennsylvania 18915 via a nationally-recognized express mail service or the United States mail, postage prepaid.  Such letter must be received by us not less than one hundred and twenty (120) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. In the event of a special meeting of shareholders, the letter must be received not later than the close of business on the tenth day following the day on which notice of the special meeting was first given to shareholders.

The following information must be included in the letter:

•	Name and address of shareholder intending to make the nomination and of the person or persons to be nominated;

•	A representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination was made;

•
Such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and

•	The written consent of each nominee to serve as a director of the Company if so elected.

A nomination specified in the letter may be presented at the meeting only by the shareholder who gave such letter, in person or by proxy.  The presiding officer of the meeting may declare invalid any nomination not made in compliance with the foregoing procedure.

Director Qualifications

In order to be nominated for director, a director candidate must be a natural person at least eighteen (18) years of age.  In addition, director qualifications include, among other factors, capability, availability to serve, conflicts of interest and moral character.  Additional special criteria apply to directors being considered to serve on a particular committee of the Board of Directors.  For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand our financial statements.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 29, 2007, the Board of Directors held five meetings.  The Executive Committee did not hold any meetings, the Audit Committee held four meetings and the Compensation and Nominating Committee held one meeting during the fiscal year ended December 29, 2007.  During the fiscal year ended December 29, 2007, each director attended at least 75% of the meetings of the Board and Committees of which they were a member.

Director Independence

The Board of Directors has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of the NASDAQ Stock Market:  George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer and Edgar W. Levin.  During its review of director independence, the Board of Directors considered transactions and relationships between each independent director or any member of his or her immediate family (or any entity of which an independent director or an immediate family member is an executive officer, general partner or significant equity holder) and the Company and its subsidiaries and affiliates.  There were no transactions or relationships between independent directors or any member of their immediate family (or any entity of which an independent director or an immediate family member is an executive officer, general partner or significant equity holder) considered by the Board of Directors and which were not disclosed in “Certain Relationships and Related Transactions” below.

Attendance at Annual Meeting of Shareholders

It is the policy of the Board of Directors that, absent sufficient cause, all of our directors attend our Annual Meeting of Shareholders.  All of our directors attended last year’s Annual Meeting of Shareholders.

Communication with the Board of Directors

Shareholders may communicate with the Board of Directors or any individual director by sending a letter addressed to the Board of Directors or the individual director c/o Dorman Products, Inc. at 3400 East Walnut Street, Colmar, Pennsylvania 18915.  All shareholder communications will be delivered to the director to whom such correspondence is addressed.

Director Compensation

The following table sets forth certain information regarding the annual and long-term compensation earned by or awarded to each non-employee director who served on our Board of Directors during the fiscal year ended December 29, 2007.  Directors who are our employees are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(d)	(g)	(h)

George L. Bernstein	$50,900	-	-	$50,900

Edgar W. Levin	46,000	-	-	46,000

John F. Creamer, Jr.	45,500	-	-	45,500

Paul R. Lederer	45,500	-	-	45,500

(1)
No annual stock option grants were made as compensation for director services in 2007.  As of fiscal year ended December 29, 2007, the aggregate number of option awards held by each of our non-employee directors is as follows:  George L. Bernstein – 52,000; Edgar W. Levin – 48,000; John F. Creamer, Jr. – 6,000; and, Paul R. Lederer – 50,000.

Each of our non-employee directors receives an annual retainer of $37,500 plus $1,500 for each Board of Directors meeting attended and $1,000 for each Committee meeting attended.  The Chairman of the Audit Committee receives an additional $1,350 for each Audit Committee meeting attended.  The Chairman of the Compensation and Nominating Committee receives an additional $500 for each Compensation and Nominating Committee meeting attended.  Directors are also eligible for participation in our Incentive Stock Plan, however, no option awards were granted to directors in fiscal 2007.  We do not grant shares of stock nor pay non-equity incentive plan compensation to our directors.  Our directors do not participate in a company-sponsored pension or deferred compensation plan.  As a result, columns relating to these items have been deleted from the table above.

The Board Recommends a Vote “For” the Election of the Nominees listed above as Directors.

Executive Compensation

The following table sets forth certain information regarding the annual and long-term compensation earned during the fiscal year ended December 29, 2007 by the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers whose aggregate salaries and bonuses exceeded $100,000 for services rendered in all capacities during the fiscal year ended December 29, 2007 (collectively referred to as the named executive officers).

Summary Compensation Table*

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation (1) ($)	Total ($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
Richard N. Berman	2007	$499,500	$343,459	-	$9,000	$851,959
Chairman of the Board, Chief Executive Officer	2006	485,000	125,000	-	8,800	618,800

Steven L. Berman	2007	499,500	343,459	-	9,000	851,959
President, Secretary-Treasurer and Director	2006	485,000	125,000	-	8,800	618,800

Mathias J. Barton	2007	273,017	179,170	-	9,000	461,187
Senior Vice President, Chief Financial Officer	2006	265,065	50,000	-	8,800	329,865

Joseph M. Beretta	2007	270,689	154,170	-	9,000	433,859
Senior Vice President, Product	2006	262,805	50,000	-	8,800	329,105

Fred V. Frigo	2007	230,587	154,170	-	9,000	393,757
Senior Vice President, Operations	2006	223,871	50,000	-	8,800	282,671
____________________________
*
As part of the named executive officers’ annual compensation, we provide certain perquisites and other personal benefits, including an annual automobile allowance, which are not included in the table since the total to each of the individuals named above did not exceed $10,000 in fiscal 2007 and 2006.

(1)	Includes the estimated contribution to the Company’s 401(k) Plan on behalf of each of the named executives.

Elements of compensation for our named executive officers include salary, bonus, option awards, and other perquisites, which are not included in the table above because the total amount of perquisites provided to each of our named executive officers did not exceed $10,000 in fiscal 2007 and 2006.  The base salaries for the named executive officers were set by our compensation committee at the compensation committee meeting in December of 2007 at which time the committee also approved the executive incentive plan for fiscal 2008.  No options were granted to our named executive officers in fiscal 2007.  Our executive compensation philosophy, process, and programs are more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement.  We do not grant shares of stock nor pay non-equity incentive plan compensation to our named executive officers.  Our named executive officers do not participate in a company-sponsored pension or deferred compensation plan.  As a result, columns relating to these items have been deleted from the table above.

Grants of Plan-Based Awards in Fiscal Year Ended December 29, 2007

We did not grant stock options during the fiscal year ended December 29, 2007 to our named executive officers.  As a result, we have not included the Grants of Plan Based Awards table in this Proxy Statement.

Outstanding Equity Awards Value at Fiscal Year Ended December 29, 2007

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers named at December 29, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)		(e)	(f)
Richard N. Berman Chairman of	-	-	(1)	-	-	-
the Board and Chief Executive
Officer

Steven L. Berman Executive	-	-	(1)	-	-	-
President Secretary-Treasurer and
Director

Mathias J. Barton Senior Vice	75,000	-	(2)	-	$1.50	7/8/2011
President, Chief Financial Officer	36,000	9,000	(3)	-	5.08	5/30/2013
	12,000	8,000	(4)	-	12.48	1/3/2015

Joseph M. Beretta Senior Vice	66,666	33,334	(5)	-	8.01	2/2/2014
President, Product	12,000	8,000	(4)	-	12.48	1/3/2015

Fred V. Frigo Senior Vice	10,000	-	(6)	-	0.50	11/15/2009
President, Operations	20,000	-	(7)	-	1.50	7/9/2011
	10,000	-	(8)	-	4.00	6/30/2012
	32,000	8,000	(9)	-	7.14	12/18/2013
	12,000	8,000	(4)	-	12.48	1/3/2015

(1)	Richard N. Berman and Steven L. Berman have not received option awards.
(2)	These options vested in five equal annual installments beginning on July 9, 2002.
(3)	These options vest in five equal annual installments beginning on May 30, 2004.
(4)	These options vest in five equal annual installments beginning on January 3, 2005.
(5)	These options vest in five equal annual installments beginning on February 2, 2005.
(6)	These options vested in five equal annual installments beginning on November 15, 1999.
(7)	These options vested in five equal annual installments beginning on July 9, 2001.
(8)	These options vested in five equal annual installments beginning on June, 20, 2002.
(9)	These options vest in five equal annual installments beginning on December 18, 2003.

We do not grant shares of stock to our named executive officers.  As a result, columns related to stock awards have been deleted from the table above.

Option Exercises and Stock Vested in Fiscal Year Ended December 29, 2007

There were no stock options exercised by any of the named executive officers during fiscal year ended December 29 2007.  We currently do not grant stock awards as part of our Incentive Stock Plan.  As a result, we have not included the Grants of Plan Based Awards table in this Proxy Statement.

Incentive Stock Plan

Our Board of Directors has adopted, and our shareholders have approved, an Incentive Stock Plan (the “Plan”), the purpose of which is to recognize the contributions made to us by our employees, consultants, advisors and members of our Board of Directors, to provide these individuals with additional incentives to devote themselves to our future success and to improve our ability to attract, retain and motivate individuals upon whom our sustained growth and financial success depend.

The Plan is administered by the Board of Directors, or by a committee designated by the Board of Directors.  The aggregate maximum number of shares of Common Stock available for awards under the Plan are 2,345,000 shares (subject to adjustments to reflect changes in our capitalization).  Awards under the Plan may be made to all of our employees, consultants, advisors and directors, although no director may receive awards for more than 10% of the shares reserved for issuance under the Plan.

Options granted under the Plan may be either incentive stock options (“ISOs”) or non-incentive stock options (“NSOs”) (together, the “Options”).  ISOs are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless the Option is specifically designated at the time of grant as an ISO, Options under the Plan will be NSOs.

The exercise price of the ISOs will be at least 100% of the fair market value of the shares of Common Stock on the date the Option is granted, or, at least 110% of the fair market value of the shares of Common stock on the date the Option is granted if the recipient owns, directly or by attribution under Section 425(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of our stock.  The option price for NSO will be set at the discretion of the Board of Directors, and may be less than, greater than or equal to the fair market value of a share on the date of the grant.  The maximum term of an Option granted under the Plan shall not exceed (i) ten years from the date of grant, or (ii) in the case of an ISO, five years from the date of grant if the recipient on the date of grant owns, directly or by attribution under Section 425(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary.

As of December 29, 2007, there were options to purchase 903,150 shares of Common Stock outstanding under the Plan.  Shares available for future grant under the Plan amounted to 295,636 shares as of December 29, 2007.

Employee Stock Purchase Plan

The Board of Directors has adopted, and our shareholders have approved, the 1992 Employee Stock Purchase Plan (the “1992 Plan”) the purpose of which is to advance our interests, its shareholders and employees by encouraging its employees to acquire a vested interest in our growth and earnings.

Under the 1992 Plan, a committee appointed by the Board consisting initially of a minimum of two and a maximum of seven members of the Board will administer the 1992 Plan (the “Committee”).  The aggregate maximum number of shares of Common Stock available for grants under the 1992 Plan is 600,000 shares, (with suitable adjustments to reflect changes in our capitalization).  As of December 29, 2007, optionees had exercised rights to purchase 186 shares at prices ranging from $11.65 to $12.32 for total net proceeds of $2,000.  Grants under the 1992 Plan may be made to all employees of the Company, although no employee may receive such a grant if immediately after the grant he would own more than 5% of the Company’s Common Stock or which, at the date the option is granted, would permit such person’s rights to purchase stock under the 1992 Plan and all of our other employee stock purchase or option plans, or its parent or subsidiaries, if any, to accrue at a rate exceeding $25,000 of the fair market value of such stock (determined at the time such option is granted) for each year such option is outstanding.

If the Committee decides to issue options pursuant to the 1992 Plan, options must be granted to all of our employees who have been employed for at least 90 days, other than those employees whose customary employment is 20 hours or less per week and those employees whose customary employment is for not more than five months in any calendar year.  All options will expire on the last day of the fiscal year during which the option was granted.  The option price will equal 85% of the fair market value of the shares on the date of exercise.

The 1992 Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.  Under the Code, an employee who is granted an option under the 1992 Plan will not realize income at either the time of grant of the option, or upon exercise of the option.  If an employee disposes of shares acquired upon exercise of an option after two years from the date of grant of such option and after one year from the date of exercise of such option, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the exercise price or (ii) the excess of the fair market value of such shares at the time the option was granted over the exercise price.  The employee’s basis in the shares disposed of will be increased by an amount equal to the amount so includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be long-term capital gain or loss.  In such event, we (or our subsidiary by which the employee is employed) will not be entitled to any deduction from income.

If any employee disposes of the shares purchased under the 1992 Plan within such two year and one year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the exercise price.  The employee’s basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares.  In the event of a disposition within such two year or one year period, we (or our subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as compensation as a result of such disposition.

The Board of Directors may modify or amend the 1992 Plan in any way which will not destroy the status of the 1992 Plan as a qualified employee stock purchase plan as defined in Section 423 of the Code, but no such amendment or modification may affect options granted under the 1992 Plan prior to the date of such amendment or modification.

401(k) Retirement Plan

On January 1, 1992, we adopted the amended and restated Dorman Products, Inc. 401(k) Retirement Plan and Trust (the “401(k) Plan”), a defined contribution discretionary profit-sharing plan.  The 401(k) Plan is administered by a third-party administrator and is available to all employees once they have met certain age and service requirements.  Individual accounts are maintained for the cash contributions made on behalf of each eligible employee and each eligible employee has a choice of investment options from among a variety of mutual funds and professionally managed accounts as to the contributions to his account.  There are two types of contributions to the 401(k) Plan:  (1) an employee can make a voluntary contribution of the employee’s compensation which we deduct from the employees normal compensation (legal limitations may restrict the maximum voluntary contribution by an employee in any given year); and (2) we may make discretionary contributions, in cash, common stock or a combination thereof, which is allocated among the participants based on the employee’s annual compensation compared to the total annual compensation of all eligible employees.

Benefits are payable at age 65 (normal retirement), total disability, death, or upon early employment termination.  There are vesting requirements for our contributions, but not for the employee’s voluntary contributions.  The vesting schedule provides for twenty percent vesting each year after one year of service, with one hundred percent vesting at six years or more.

For the fiscal year ended December 29, 2007, we contributed an amount equal to four percent of each eligible employee’s annual compensation (with certain limitations to highly compensated employees).  Our contribution was funded entirely in cash.

Employment Agreements

On April 1, 2008, we entered into individual employment agreements with each of Richard N. Berman, Chairman of the Board and CEO, and Steven L. Berman, President and COO.  The agreements have an initial term of three years expiring March 31, 2011.  On each anniversary of the effective date, the term of each agreement will automatically extend for an additional one year unless further extended or earlier terminated as provided in each agreement.  Each of the employment agreements provides for: (i) a base salary of approximately $514,370 per year during the term of the agreements (which salary may be increased but not decreased from time to time as determined by the Compensation and Nominating Committee of the Company) and (ii) eligibility for an annual bonus and other benefits provided under the Company’s Executive Bonus Plan or other plans maintained by the Company, in such amounts as determined by the Compensation and Nominating Committee, in its sole discretion.  Each of the employment agreements provide that each of Steven L. Berman and Richard N. Berman are entitled to participate in other employment benefits plans or arrangements generally available to executive officers of the Company, four weeks paid vacation per year and the use of an automobile and related expenses provided for by the Company.  On April 1, 2008, Richard N. Berman and Steven L. Berman each had an annual base salary of $514,370.

Under the terms of the agreements, Richard N. Berman and Steven L. Berman will each receive his then current salary, an annual payment in lieu of bonuses equal to $150,000, and medical, dental, vision, and hospitalization insurance benefits through the remaining term following termination without “Cause”, for “Good Reason”, termination resulting from death or disability, or termination for any reason within twelve (12) months following a “Change-in-Control”.

In the event of termination for “Cause” or without “Good Reason,” each of Richard N. Berman and Steven L. Berman shall be entitled to receive any earned or unpaid salary through the date of termination, reimbursement of properly incurred business expenses, payment for accrued and unused vacation days and payment for any vested accrued benefits or other payments due under the agreements.

“Cause” means the occurrence of any one of the following as determined by our Board of Directors: (i) the willful and continued failure by the Executive to attempt in good faith substantially to perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and, where practical, the Executive has been afforded at least thirty (30) days to cure same; (ii) the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or (iii) the Executive’s willfully engaging in misconduct in the performance of his duties for the Company or other than in the performance of his duties for the Company (including, but not limited to, theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is materially injurious to the Company, or, in the good faith determination of the Compensation Committee, is potentially materially injurious to the Company, monetarily or otherwise.

“Good Reason” means the occurrence of any of the following events without the Executive’s consent: (i) a material diminution of the authorities, duties or responsibilities of the Executive set forth in the agreement; (ii) the loss of any of the titles of the Executive with the Company set forth in the agreement ; (iii) a reduction by the Company in the Executive’s Base Salary; (iv) a material change in the Executive’s primary place of employment; (v) the failure by the Compensation Committee to nominate or re-nominate the Executive to serve as, with respect to Richard N. Berman, Chairman of the Board or, with respect to Steven L. Berman, as a member of the Board or removal of the Executive as, with respect to Richard N. Berman, Chairman of the Board or, with respect to Steven L. Berman, as a member of the Board (other than as a result of or due to the Executive’s death or Disability, because of a legal prohibition under applicable law or regulation, or for “Cause,” as defined above); (vi) the assignment to the Executive of duties or responsibilities which are materially inconsistent with any of his duties and responsibilities set forth in the agreement; or (vii) a change in the reporting structure so that the Executive reports to someone other than as specified in the agreement;  provided, however, that, within ninety (90) days of any such event having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same.

“Change of Control” means the occurrence of any one of the following events (i) any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”); (ii) the Board and/or the shareholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs; (iii) the Board and/or the shareholders of the Company approve a consolidation or merger of the Company with another entity (other than with any of the Company’s subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or (iv) a change in the board of directors of the Company occurs with the result that the members of the board on the effective date of this Agreement (the “Incumbent Directors”) no longer constitute a majority of such board of directors, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by more than half of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

Each of the agreements also provide for non-solicitation and non-competition provisions for the term of the agreements and two years thereafter.  The agreements also include standard confidentiality and trade secret provisions typically included in agreements of this type.

Assuming the termination of employment of these individuals as of April 1, 2008, Richard N. Berman and Steven L. Berman would each be entitled to three years of salary continuation equal to $514,370 per year payable in bi-weekly installments, an annual payment in lieu of bonus of $150,000 for three years, and health benefits continuation approximately equal to $11,000 per year for three years.  Total benefits payable upon termination of either agreement would equal approximately $2,026,110 for each executive and would not begin until the date six months after their respective dates of termination.

We do not provide pension benefits, post-employment health coverage, non-qualified defined contribution or other deferred compensation plans to our executive officers other than to the individuals discussed above.  All of our other employees, including our other executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of certain foreign subsidiaries.

We have entered into a severance agreement with Mr. Barton, Senior Vice President and Chief Financial Officer.  Pursuant to the terms of the severance agreement, Mr. Barton is entitled to six months of salary continuation in the event of the termination of his employment without cause.  Assuming the termination of his employment without cause as of December 29, 2007, Mr. Barton would be entitled to six months of salary continuation payment equal to $140,289, payable in bi-weekly installments through June 27, 2008.

We have entered into a severance agreement with Mr. Beretta, Senior Vice President, Product.  Pursuant to the terms of the severance agreement, Mr. Beretta is entitled to six months of salary continuation in the event of the termination of his employment without cause.  Assuming termination of employment without cause as of December 29, 2007, Mr. Beretta would be entitled to six months of salary continuation payment equal to $139,248, payable in bi-weekly installments through June 27, 2008.

Compensation Discussion and Analysis

Overview

George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer and Edgar W. Levin are the members of the Compensation and Nominating Committee and Mr. Levin is the Committee Chairman.  In this “Compensation Discussion and Analysis” section, the terms “we”, “our”, “us”, and the “Committee” refer to the Compensation Committee of the Board of Directors.

This Compensation Discussion and Analysis focuses on our compensation philosophy and objectives regarding executive compensation; the Committee’s role and management’s role in establishing executive compensation; the components of our executive compensation program; and the process of setting executive compensation.  Our executive compensation program is designed to promote the successful implementation of our annual strategic plan as approved by the Board of Directors as well as long-term growth and profitability.

Executive Compensation Philosophy and Objectives

The two primary objectives of our executive compensation program are to attract and retain executive talent to help ensure our future success and to reward our executives for the successful achievement of corporate financial and other goals (i.e. “pay for performance”).  Our program creates an environment of shared risk between our executive officers and our shareholders by including equity based awards as part of our executive compensation program.  We believe that our “pay for performance” program should focus management’s attention on achieving both annual performance targets and profitable growth over a longer time period.  The program is designed to reward management for the achievement of both short and long term strategic objectives as established by the Board of Directors.

The executive compensation program should be substantial enough to attract and retain skillful and knowledgeable management while at the same time being mindful of our responsibility to control costs on behalf of our shareholders.  Our compensation philosophy reflects a commitment to compensate executives competitively with other companies in the industry while rewarding specific executives for achieving levels of operational excellence and financial returns that ensure positive short and long-term business performance and continual growth in shareholder value.  We believe that the overall compensation program must be competitive with other compensation programs within our industry in order to attract and retain the qualified individuals necessary to manage the Company and address the significant challenges faced by it.

We encourage our executives to think, act, and eventually become, shareholders through our executive compensation program.  We intend the program to reward executives for taking well-measured risks with our capital in order to generate returns for our shareholders.  At the same time, we intend our executives to share in the potential downside if such investments result in poor performance.

We believe that total amounts of compensation should generally reflect an executive’s experience, skill, knowledge, responsibility and performance within our company.  Amounts should typically increase with increases in an executive’s functional role and his or her ability to affect our company’s performance results.  As position and responsibility increase within the Company, a greater portion of the executive’s total compensation becomes performance based pay contingent upon the achievement of performance objectives.

The Committee’s Role in Establishing Executive Compensation

Our responsibilities are outlined in a written charter which has been adopted by the Board of Directors.  A copy of this charter is available at www.dormanproducts.com under Corporate Information – Investor Relations – Corporate Governance documents.  We are responsible for annually reviewing, approving and recommending to the Board of Directors for its approval, the corporate goals and objectives relevant to the Chairman and Chief Executive Officer and for evaluating the performance of the Chairman and Chief Executive Officer in light of those goals and objectives. With respect to compensation, we are responsible for annually reviewing, approving and recommending to the Board of Directors for its approval, the compensation of the Chairman and Chief Executive Officer and the next four highest paid officers of the Company.

We also approve participation in and all awards, grants and related actions under the Dorman Incentive Stock Plan, the Employee Stock Purchase Plan and the 401(k) Retirement Plan.  In addition, we annually review and approve and recommend to the Board of Directors, for its approval, any executive employment agreements, severance arrangements, change in control arrangements, and any special or supplemental benefits, in each case as, when, and if appropriate.

We typically meet once each fiscal year.  Mr. Levin meets with the General Counsel to establish a meeting agenda.  We meet with the Chief Executive Officer and with other senior members of management.  We will meet with the General Counsel or other outside advisors on an as needed basis.  We also meet in executive session without members of management present.

In preparation for our annual compensation committee meeting we review materials provided by management which management believes will be helpful in the performance of our duties.  This material includes financial reports on year-to-date performance; reports on performance against goals and objectives approved by the Board of Directors; benchmarking information on compensation programs and compensation levels at peer group companies; and reports on the current compensation levels of our executive officers including base salary and equity awards.

We review, on an annual basis, the performance of the Committee and the effectiveness of our compensation program in achieving the intended outcome.

Management’s Role in Establishing Executive Compensation

Management’s most important role in the executive compensation process is to work together with us to establish strategic plans and business performance targets and objectives against which management will be measured.  The Chief Executive Officer provides us with his evaluations on the performance of the other executive officers, performance evaluations of certain other key employees, and recommends salary levels and option awards.

The Components of the Executive Compensation Program

Elements of compensation for our executives include base salary, bonus, equity incentive in the form of stock options, 401(k) plan participation, an employee stock purchase plan, perquisites and other benefits, and post-employment compensation.

Base Salary

We establish and approve annual base salaries for the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, annual base salaries for all of our executive officers of the Company.  In deciding the amount of annual base salaries, we take into consideration independent compensation studies prepared periodically on our behalf.  Although we do not believe in establishing base salaries only on the basis of benchmarking, we do believe that benchmarking reports are a useful salary evaluation tool.  We intend that overall compensation, including base salary, reflect the performance of each individual executive over time.  Base salaries are set at levels that we determine adequately reward and retain capable executives, including the Chief Executive Officer, without targeting any specific quartile of any compensation survey data for total compensation or any component of total compensation.  In establishing base salary, we consider the executive’s individual performance, the importance of and skills required in a particular executive position, and the executive’s total amount of experience.

Executive Bonus Plan

We have established the Executive Bonus Plan (the “Bonus Plan”).  As of December 29, 2007, the executive officers named in the Summary Compensation Table and one other executive officer were eligible to participate in the Bonus Plan.  The Bonus Plan has three components:  (i) an annual bonus, (ii) a three-year compounded growth bonus, and (iii) a discretionary bonus.  The annual bonus and the three-year compounded growth bonus are each based on the Company’s growth in pre-tax (pre-bonus) income subject to adjustment as described in the Bonus Plan.

The amount of the annual bonus is equal to the executive officer’s eligible bonus amount, as set forth in the Bonus Plan, multiplied by two times the percentage annual growth in our adjusted pre-tax income.  The eligible bonus amount for each of Richard N. Berman and Steven L. Berman is $520,000.  The eligible bonus amount for each of the other four participating executive officers is $280,000.  Amounts earned as annual bonuses for the named executive officers are included in the Summary Compensation Table under the column heading “Bonus.”

The three-year compounded growth bonus component is based on our company’s growth in adjusted pre-tax income over a three-year performance cycle.  The Bonus Plan provides for three three-year performance cycles:  fiscal 2005 through fiscal 2007, fiscal 2006 through fiscal 2008 and fiscal 2007 through 2009.  After the completion of a three-year cycle, the participating officers will each receive a bonus payment of $50,000 if our compounded three-year growth in pre-tax income is between 5.0% and 10.0%, a payment of $100,000 if the pre-tax income increase is between 10.0% and 15.0% and a payment of $150,000 if the pre-tax income increase is greater than 15%.  No compounded growth bonus will be paid if the compounded three-year growth in pre-tax income is below 5.0%.  Amounts earned by the named executive officers as three-year compounded growth bonuses for the three-year performance cycle ended December 29, 2007 are included in the Summary Compensation Table under the column heading “Bonus.”

Fifty percent of an executive officer’s earned bonus pursuant to the annual bonus component and the three-year compounded growth component will be paid in the first quarter of the year following the year in which the bonus was earned; the remaining fifty percent is paid in four equal quarterly installments 180, 270, 360 and 450 days after the fiscal year end.  The executive officer must be employed full-time on the scheduled date of payment to receive that portion of the bonus.

In addition, we have the authority to award discretionary bonuses pursuant to the Bonus Plan to executive officers based upon the executive officer’s contribution, responsibility and performance during the year.  Amounts earned as discretionary bonuses by the named executive officers are included in the Summary Compensation Table under the column heading “Bonus.” Discretionary bonus amounts are paid in the first quarter of the year following the year in which the bonus was earned.

Long-Term Incentive and Non-Qualified Stock Options

We provide our executive officers with long-term incentives in the form of incentive or non-qualified stock options granted under our Incentive Stock Option Plan described above.  We award stock options to the Chief Executive Officer and the other executive officers based upon the recommendation of the Chief Executive Officer, taking into consideration the responsibility of each executive officer, the financial performance of the Company and such other factors as we deem appropriate, consistent with our compensation philosophy.  However, we have not established specific target awards governing the receipt, timing or size of option grants.  Thus, determinations with respect to the granting of stock options are subjective in nature.

401(k) Retirement Plan

Executive officers are entitled to participate in the Company’s 401(k) Retirement Plan and to receive a portion of the Company’s voluntary contribution in shares of the Company’s common stock in accordance with the Plan.

Employee Stock Purchase Plan

Executive Officers are entitled to participate in the Company’s Employee Stock Purchase Plan subject to the restrictions and limitations in the Plan.  We believe that our executive officers should acquire a vested interest in our growth and earnings.

Post-Employment Compensation

We have entered into employment agreements and severance agreements described in this Proxy Statement above consistent with our efforts to attract and retain qualified executives.  We continue to compete for executive-level talent in an industry where employment agreements with change-in-control and termination payments, as well as severance plans or agreements, are typically provided to executives.  In addition, since we do not have employment agreements with our executives (except for the employment agreements discussed in this Proxy Statement above), we believe the severance agreements will encourage participating executives to remain in our employ and permit such individuals to remain focused on the Company’s strategic business objectives during the course of their employment by providing at least some relief from concerns related to job security.

We have entered into employment agreements with Richard N. Berman and Steven L. Berman described in this Proxy Statement above.  Assuming the termination of employment of these individuals as of April 1, 2008, Richard N. Berman and Steven L. Berman would each be entitled to three years of salary continuation equal to $514,370 per year payable in bi-weekly installments, an annual payment in lieu of bonus of $150,000 for three years, and health benefits continuation approximately equal to $11,000 per year for three years.  Total benefits would equal approximately $2,026,110 for each executive and would not begin until the date six months after their respective dates of termination.

We do not provide pension benefits, post-employment health coverage, non-qualified defined contribution or other deferred compensation plans to our executive officers other than as described in the individual employment agreements discussed in this Proxy Statement above.  Our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of Richard N. Berman and Steven L. Berman and employees of certain foreign subsidiaries.  We have, however, entered into certain individual employment agreements or severance arrangements with some of our executive officers as more fully described in this Proxy Statement above.

Perquisites and Other Benefits

We annually review the perquisites that our executive officers receive.  The President receives the use of a leased automobile for which the lease and the insurance are paid by the Company.  The remaining senior executives receive an auto allowance.  All members of senior management are eligible to participate in our Company’s other benefits plans on the same terms as other employees.  These plans include medical and dental insurance, life insurance, 401(k) Retirement Plan, and the Employee Stock Purchase Plan.  Relocation benefits are generally reimbursed pursuant to our relocation benefits policy but may be individually negotiated on an as needed basis.

The Process of Establishing Executive Compensation

Although we typically have only one formal meeting at the end of each fiscal year, our executive compensation evaluation process is continuous.  We begin by reviewing and recommending to the Board of Directors for its approval the corporate goals and objectives for the Chief Executive Officer and other members of the senior management team.  This process includes open communications with the Chief Executive Officer regarding the sufficiency of the strategic plan and other performance targets.  Performance objectives for management are typically based on, among other things, growth in pre-tax income annually and over a longer term.

Although we do not believe in setting compensation levels based on benchmarking, we do periodically acquire reports of senior management compensation at companies that offer products similar to ours.  We use these reports as one source of information, but not as a primary factor in setting executive compensation levels because no company that publicly reports executive compensation levels is similar to our Company in size and profitability.  We did not acquire a benchmarking report for the fiscal 2008 executive compensation process.  Our most recent benchmarking report acquired for fiscal 2007 executive compensation evaluation process included compensation amounts paid at companies of similar size in the automotive aftermarket segment.

We also consider other relevant factors such as historical compensation amounts; competitive pay practices generally; relative compensation levels among our senior management team; and general economic conditions.  After considering our corporate goals and objectives along with all other relevant factors, we establish compensation levels for each of the senior executive officers.

Compensation and Nominating Committee Report

In December 2007, the Compensation and Nominating Committee met with management to review and discuss the Compensation Discussion and Analysis.  Based upon the review and discussions referred to above, the Compensation and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 29, 2007 and the proxy statement on Schedule 14A for the 2008 annual meeting of shareholders.

This Compensation and Nominating Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this Proxy Statement, except to the extent that we specifically request that the Report be specifically incorporated by reference.

The foregoing report has been furnished by the Compensation and Nominating Committee:

Edgar W. Levin, Chairman	John F. Creamer
George L. Bernstein	Paul R. Lederer

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee consisted of George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer and Edgar W. Levin in the fiscal year ended December 29, 2007.  No person who served as a member of the Compensation and Nominating Committee during the fiscal year ended December 29, 2007 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC.  Additionally, there were no compensation committee “interlocks” during this period, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Certain Relationships and Related Transactions

We have entered into a noncancelable operating lease for our primary operating facility in Colmar, Pennsylvania with BREP I, a Pennsylvania limited partnership of which Richard N. Berman, Chairman of our Board of Directors and Chief Executive Officer, Steven L. Berman, a director our President, Secretary and Treasurer, their father, Jordan S. Berman, and their brothers, Marc H. Berman and Fred B. Berman, are limited partners.  Richard N. Berman and Steven L. Berman are the controlling shareholders of BREP, Inc., a Pennsylvania corporation, which is the general partner of BREP I.  Jordan S. Berman, Marc H. Berman and Fred B. Berman are each directors and officers of BREP, Inc.  Richard N. Berman and Steven L. Berman each own a 27.9% interest in BREP I.  Under the lease, the Company paid rent of $4.00 per square foot ($1.3 million per year) in 2007.  The rents payable on the Pennsylvania property are adjusted on January 1 of each year to reflect annual changes in the Consumer Price Index for All Urban Consumers – U.S. City Average, All Items.  The lease is a “net” lease, under which the Company is responsible for all expenses attributable to the leased property (including maintenance and repair) and for the conduct of its operations in compliance with all applicable laws and regulations.  In December of 2007, the lease was extended and will expire on December 28, 2012.  The Company’s rent in 2008 will be $4.10 per square foot ($1.3 million per year).  In the opinion of the Company’s Audit Committee which approved the lease extension agreement, the terms of this lease are no less favorable than those which could have been obtained from an unaffiliated party.

The Audit Committee is responsible for reviewing and approving all related party transactions pursuant to the Audit Committee Charter which has been adopted by the Board of Directors.  A copy of the Audit Committee Charter is available on our website at www.dormanproducts.com.  The Chairman of the Audit Committee can be reached by sending a letter to Chairman of the Audit Committee, Confidential – Conduct of Business Affairs at: Dorman Products, Inc., P.O. Box 1800, 3400 East Walnut Street, Colmar, PA, 18915

Report of Audit Committee

In February 2008, the Audit Committee met with management to review and discuss the audited financial statements for the year ended December 29, 2007.  The Audit Committee also conducted discussions with its independent registered public accounting firm, KPMG LLP (“KPMG”), regarding the matters required by the Statement on Auditing Standards No. 114.  As required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” the Audit Committee has discussed with and received the required written disclosures and a confirming letter from KPMG regarding its independence and has discussed with KPMG its independence.  The Audit Committee also considered the non-audit services provided by KPMG set forth below in their review of KPMG’s independence.  Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2007.

This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that we specifically request that the Report be specifically incorporated by reference.

The foregoing report has been furnished by the Audit Committee:

George L. Bernstein, Chairman	Paul R. Lederer
John F. Creamer, Jr.	Edgar W. Levin

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 28, 2008 by (i) each director and nominee for director, (ii) each person who we know to be the beneficial owner of more than 5% of the Common Stock, (iii) each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and (iv) all directors, director nominees and executive officers as a group.  Except as otherwise indicated, to our knowledge, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.  The business address of our directors, director nominees and executive officers is that of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)			Percent
Steven L. Berman (2)	2,685,214	(3	)(4)	15.1%
Richard N. Berman (2)	2,516,115	(3	)(5)	14.2%
Jordan S. Berman (2)	1,361,544	(3	)(6)	7.6%
Royce & Associates, LLC.	2,036,441	(9)		11.5%
Bank of America Corporation,
NB Holdings Corporation,
Bank of America, NA,
Columbia Management Group, LLC, and
Columbia Management Advisors, LLC	1,066,664	(8)		6.0%
Dimensional Fund Advisors LP.	1,257,568	(10)		7.1%
T. Rowe Price Associates, Inc., and T. Rowe Price Small-Cap Value Fund, Inc.	1,196,400	(7)		6.7%
Mathias J. Barton	194,482	(11)		*
Edgar W. Levin	66,600	(12)		*
George L. Bernstein	58,700	(13)		*
Paul R. Lederer	72,625	(14)		*
John F. Creamer, Jr.	49,125	(15)		*
Joseph M. Beretta	78,666	(16)		*
Fred V. Frigo	102,389	(17)		*
Executive officers and directors as a group (9 persons)	5,823,916	(18)		33%

* Denotes less than 1%.

(1)
The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (the “SEC”) and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of March 28, 2008.  The same shares may be beneficially owned by more than one person.  Beneficial ownership may be disclaimed as to certain of the securities.  Fractional shares are rounded up to the closest whole number.  Share numbers in the table may, as indicated in the appropriate notes, include share units held for the person’s account in the Company’s 401(k) Plan as of March 28, 2008.

(2)
Pursuant to the Amended and Restated Shareholders’ Agreement, dated as of July 1, 2006 (the “Shareholders’ Agreement”), among Richard N. Berman, Steven L. Berman, their father Jordan S. Berman, their brothers Marc H. Berman and Fred B. Berman, their mother Deanna Berman and the additional shareholders named therein, except as otherwise provided in the Shareholders’ Agreement with respect to Jordan S. Berman and Deanna Berman, each shareholder has granted the others rights of first refusal, exercisable on a pro rata basis or in such other proportions as the exercising shareholders may agree, to purchase shares of Common Stock of the Company which any of them, or upon their deaths their respective estates, proposes to sell to third parties.  The Company has agreed with these shareholders that, upon their deaths, to the extent that any of their shares are not purchased by any of these surviving shareholders and may not be sold without registration under the Securities Act of 1933, as amended (the “1933 Act”), the Company will use its best efforts to cause those shares to be registered under the 1933 Act.  The expenses of any such registration will be borne by the estate of the deceased shareholder.  The additional shareholders are trusts for which either Richard N. Berman, Steven L. Berman, Marc H. Berman or Fred B. Berman act as trustee for the benefit of their own children.

(3)
Steven L. Berman, Richard N. Berman and Jordan S. Berman share with each other voting and dispositive power with respect to the following shares of Common Stock:  (i) 161,800 shares held by BREP I, a Pennsylvania limited partnership (“BREP I”); and (ii) 190,200 shares held by BREP III, a Pennsylvania limited partnership (“BREP III,” and together with BREP I, the “Partnerships”).  The general partner of each of the Partnerships is BREP, Inc., a Pennsylvania corporation.  Steven L. Berman and Richard N. Berman are each a limited partner of each of the Partnerships and a controlling shareholder of BREP, Inc.  Jordan S. Berman is the President, a director and a shareholder of BREP, Inc.

(4)
Includes:  (i) 2,079,839 shares held directly; (ii) 123,577 shares held by the Steven L. Berman Grantor Retained Annuity Trusts (the “Steven L. Berman GRATS”); (iii) 64,723 shares held by The Steven L. Berman Charitable Remainder Trusts (the “Steven L. Berman CRUTS”); and (iv) 48,583 shares held by three different trusts, each dated October 27, 2003, for the benefit of Steven L. Berman’s children (together, the “Steven L. Berman Trusts”).  Steven L. Berman is the trustee for each of the Steven L. Berman GRATS, the Steven L. Berman CRUTS and the Steven L. Berman Trusts, in which capacity he has the sole power to vote and dispose of the shares held.  Steven L. Berman has the right to direct the trustee of the Company’s 401(k) Plan as to the voting of 16,492 shares of Common Stock held for his account in the 401(k) Plan; he does not have dispositive power over these shares.  Excludes 4,735,996 shares that may be deemed beneficially owned by the shareholders party to the Shareholders’ Agreement (as defined in note (2) above) other than Steven L. Berman, as to all of which shares he disclaims beneficial ownership.

(5)
Includes:  (i) 1,862,159 shares held directly; (ii) 123,577 shares held by the Richard N. Berman Grantor Retained Annuity Trusts (the “Richard N. Berman GRATS”); (iii) 64,723 shares held by The Richard N. Berman Charitable Remainder Trusts (the “Richard N. Berman CRUTS”); (iv) 97,164 shares held by six different trusts, each dated October 27, 2003, for the benefit of each of Richard N. Berman’s children (together, the “Richard N. Berman Trusts”); and (v) 1,400 shares held in custody for his child.  Richard N. Berman is the trustee for each of the Richard N. Berman GRATS, the Richard N. Berman CRUTS and the Richard N. Berman Trusts, in which capacity he has the sole power to vote and dispose of the shares held.  Richard N. Berman has the right to direct the trustee of the Company’s 401(k) Plan as to the voting of 16,492 shares of Common Stock held for his account in the 401(k) Plan; he does not have dispositive power over these shares.  Excludes 4,905,095 shares that may be deemed beneficially owned by the shareholders party to the Shareholders’ Agreement (as defined in note (2) above) other than Richard N. Berman, as to all of which shares he disclaims beneficial ownership.

(6)
Includes 242,194 shares owned by Jordan S. Berman’s spouse, Deanna Berman, as to all of which shares he disclaims beneficial ownership.  Jordan S. Berman may be deemed to have sole voting and dispositive power over the 242,194 shares owned by his spouse.  The above amount includes 175,000 shares pledged as security and collateral in connection with a guarantee made on behalf of a family member.  The above amount excludes the following shares, as to all of which shares Jordan S. Berman disclaims beneficial ownership:  (i) 75,600 shares held by The Jordan and Deanna Berman Family Charitable Foundation, for which Jordan S. Berman serves as a trustee; and (ii) 6,059,666 shares that may be deemed beneficially owned by the shareholders party to the Shareholders’ Agreement (as defined in note (2) above) other than Jordan S. Berman.  The address of Jordan S. Berman is c/o Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915.

(7)
Based solely on a Schedule 13G filed with the SEC on February 14 , 2008 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap” and together with Price Associates, “T. Rowe Price”).  The filing indicates that, as of December 31, 2007, (i) Price Associates had sole voting power with respect to 161,400 shares, shared voting power over no shares, sole dispositive power over 1,196,400 shares and shared dispositive power over no shares, and (ii) Price Small-Cap had sole voting power over 1,035,000 shares and did not have shared voting power, sole dispositive power or shared dispositive power over any shares.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates and Price Small-Cap, respectively, are deemed to be beneficial owners of such securities; however, Price Associates and Price Small-Cap each disclaim that it is, in fact, the beneficial owner of such securities.  The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)
Based solely on a Schedule 13G/A filed with the SEC on February 7, 2008 by Bank of America Corporation (“Bank of America Corp.”), NB Holdings Corporation (“NB”), Bank of America, NA (“Bank of America, NA”), Columbia Management Group, LLC (“Columbia Group”) and Columbia Management Advisors, LLC (“Columbia Advisors” and together, “Bank of America”).  The filing indicates that, as of December 31, 2007: (i) Bank of America Corp. had sole voting power over no shares, shared voting power over 746,659 shares, sole dispositive power over no shares and shared dispositive power over 1,066,664 shares; (ii) NB had sole voting power over no shares, shared voting power over 746,659 shares, sole dispositive power over no shares and shared dispositive power over 1,066,664 shares; (iii) Bank of America, NA had sole voting power over 3,789 shares, shared voting power over 742,870 shares, sole dispositive power over 3,789 shares and shared dispositive power over 1,062,875 shares; (iv) Columbia Group had sole voting power over no shares, shared voting power over 742,870 shares, sole dispositive power over no shares and shared dispositive power over 1,062,875 shares; and (v) Columbia Advisors had sole voting power over 742,870 shares, shared voting power over no shares, sole dispositive power over 1,056,939shares and shared dispositive power over no shares.  The address of Bank of America is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(9)
Based solely on a Schedule 13G/A filed with the SEC on January 28, 2008 by Royce & Associates, LLC (“Royce”).  The filing indicates that, as of December 31, 2007, Royce had sole voting power over 2,036,441 shares, shared voting power over no shares, sole dispositive power over 2,036,441 shares and shared dispositive power over no shares.  The address of Royce is 1414 Avenue of the Americas, New York, New York 10019.

(10)
Based solely on a Schedule 13G/A filed with the SEC on February 6, 2008 by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) (“Dimensional”).  The filing indicates that, as of December 31, 2007, Dimensional had sole voting power over 1,257,568 shares, shared voting power over no shares, sole dispositive power over 1,257,568 shares and shared dispositive power over no shares.  The address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(11)
Includes:  (i) 123,000 shares subject to options exercisable as of the Record Date and 9,000 shares subject to options exercisable within 60 days of the Record Date, (ii) 1,302 shares held for his account in the Company’s 401(k) Plan, and (iii) 400 shares held in trust for the benefit of Mr. Barton’s children.

(12)	Includes: (i) 48,000 shares subject to options exercisable as of the Record Date.

(13)	Includes: (i) 52,000 shares subject to options exercisable as of the Record Date.

(14)	Includes (i) 44,000 shares subject to options exercisable as of the Record Date and 6,000 shares subject to options exercisable within 60 days of the Record Date.

(15)	Includes (i) 4,800 shares subject to options exercisable as of the Record Date and 1,200 shares subject to options exercisable within 60 days of the Record Date.

(16)	Includes: (i) 78,666 shares subject to options exercisable as of the Record Date.

(17)	Includes: (i) 84,000 shares subject to options exercisable as of the Record Date.

(18)
Includes: (i) 450,666 shares subject to options exercisable as of the Record Date and within 60 days of the Record Date and (ii) 40,875 shares held for the accounts of the Company’s executive officers in the Company’s 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ Stock Market and to furnish the Company copies.

Based on its review of the copies of such forms received by it, or written representation from certain reporting persons, we believe that all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the last fiscal year.

Shareholder Proposals

Proposals by shareholders to be presented at our meeting to be held in 2009 must be received by us no later than December 5, 2008 in order to be considered for inclusion in our proxy statement and form of proxy for that meeting.  Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, shareholders are notified that the deadline for providing us timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at our 2009 annual meeting of shareholders is not less 120 days prior to the date one year from the date of the Annual Meeting held in 2008.  Any such notice must comply with our Amended and Restated By-Laws, a copy of which may be obtained on our website located at www.dormanproducts.com.  As to all such matters which we do not have notice on or prior to such date, discretionary authority shall be granted to the persons designated in our proxy statement related to the 2009 annual meeting of shareholders to vote on such proposal.

Annual Report

A copy of our Annual Report to Shareholders for the fiscal year ended December 29, 2007 is being furnished concurrently with this Proxy Statement at http://www.stocktrans.com/eproxy/dorman2008.  The Annual Report should not be regarded as proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 can also be obtained without charge by writing to Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915, Attn: Thomas J. Knoblauch, Assistant Secretary.  We also makes available, free of charge, on our website located at www.dormanproducts.com, our Annual Report on Form 10-K, including all amendments thereto, if any.

Solicitation of Proxies

We will pay all expenses incurred in connection with the solicitation of proxy cards.  In addition to solicitation by mail, our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies in person or by telephone or facsimile.  We have requested that brokers and nominees who hold stock in their names furnish this proxy material to their customers; we will reimburse these brokers and nominees for their out-of-pocket and reasonable expenses.

Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies.  We estimate that we would be required to pay such firm fees ranging from $7,500 to $15,000 plus out-of-pocket expenses.

Independent Registered Public Accounting Firm

The accounting firm of KPMG LLP acted as our independent registered public accounting firm for the fiscal year ended December 29, 2007 and has been selected by the Audit Committee of the Board of Directors to serve as our independent registered public accounting firm for the fiscal year ending December 27, 2008.  A representative of KPMG LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for the fiscal years ended December 29, 2007 and December 30, 2006 were:

	Fiscal Year Ended
Services Rendered (1)	December 29, 2007	December 30, 2006
Audit Fees	$473,500	$478,500
Audit Related Fees	–	–
Tax Fees	102,435	110,940
All Other Fees	1,500	1,500
Total	$577,435	$590,940

(1)  The aggregate fees included in Audit Fees are fees billed for the fiscal years.  The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees.  Audit fees for the fiscal years ended December 29, 2007 and December 30, 2006 were for professional services rendered for the audits of our consolidated financial statements, and for the attestation of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Audit Related Fees.  Audit related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  There were no audit related fees for the fiscal years ended December 29, 2007 and December 30, 2006.

Tax Fees.  Tax fees for the fiscal years ended December 29, 2007 and December 30, 2006 were for services relating to tax preparation services and tax advice and planning other than those directly related to the audit of the income tax accrual.

All Other Fees.  All other fees for the fiscal years ended December 29, 2007 and December 30, 2006 were for the annual subscription for accounting software we used.

The Audit Committee has considered and determined that the services provided by KPMG LLP are compatible with KPMG LLP maintaining its independence.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee pre-approved all of the audit and non-audit services provided by KPMG LLP to us during the fiscal years ended December 29, 2007 and December 30, 2006.

Other Matters

As of the date of this Proxy Statement, no other matter is known which will be brought before the Annual Meeting.  However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that our Board of Directors does not know, 10 calendar days after notice of the meeting is mailed, are to be presented for approval at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting.  If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment and discretion.

By Order of the Board of Directors

/s/ Thomas J. Knoblauch

Thomas J. Knoblauch
Vice President, General Counsel and
Assistant Secretary
Colmar, Pennsylvania
April 11, 2008